EXHIBIT 5.1

PERKINS COIE LLP

1201 THIRD AVENUE, SUITE 4800
SEATTLE, WA 98101-3099
PHONE: 206-583-8888
FAX: 206-583-8500
WWW.PERKINSCOIE.COM

October 30, 2002

Coinstar, Inc.
1800 114th Avenue S.E.
Bellevue, Washington 98004

Re:    Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as counsel to you in connection with the preparation of a Registration Statement on Form S-8 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Act”), which you are filing with the Securities and Exchange Commission with respect to up to 20,000 shares of common stock, $0.001 par value, which may be issued to non-employee directors under the terms and conditions of stock option agreements evidencing the option grants (the “Agreements”).

We have examined the Registration Statement and such documents and records of Coinstar, Inc. as we have deemed relevant and necessary for the purpose of this opinion. In giving this opinion, we are assuming the authenticity of all instruments presented to us as originals, the conformity with originals of all instruments presented to us as copies and the genuineness of all signatures.

Based upon and subject to the foregoing, we are of the opinion that any original issuance shares that may be issued pursuant to the Agreements have been duly authorized and that, upon the due execution by Coinstar, Inc. of any certificates representing the shares, the registration by its registrar of such shares and the sale thereof by Coinstar, Inc. in accordance with the terms of the Agreements, and the receipt of consideration therefor in accordance with the terms of the Agreements, such shares will be validly issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/S/    PERKINS COIE LLP